Exhibit 99.3

Constellation Biometrics Corporation and Subsidiary
Unaudited Balance Sheet
June 30, 2005

Assets
Current assets:
Cash and cash equivalents	$28,750
Accounts receivable	108,476
Prepaid expenses	3,505
Due from affiliate	135,000
Total current assets	275,731

Investment in Sequiam Software	-
Investment in Brekel Group	-
Furniture and equipment, net	17,645
Intellectual property, net	536,667
Total assets	$830,043

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	46,707
Notes Payable- current portion	165,000
Shareholder loans	33,202
Accrued liabilities	2,875
Total current liabilities	247,784

Long-term liabilities:
Notes payable-long- term	420,000
Total liabilities	667,784

Shareholders’ equity:
Common shares	-
Paid-in capital	175,000
Accumulated deficit	(12,741)
Total shareholders’ equity	162,259
Total liabilities and shareholders’ equity	$830,043

Constellation Biometrics Corporation
Unaudited Statement of Operations
Four months ended June 30, 2005

Net sales	$145,398
Costs of sales	66,340
Gross Profit	79,058

Selling, General and administrative	51,260
Amortization	38,333
Depreciation	2,206
91,799
Net Loss	$(12,741)

Constellation Biometrics Corporation
Unaudited Statement of Cash Flows
Four months ended June 30, 2005

Cash flows from operating activities
Net loss	$(12,741)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	40,539
Increase in accounts receivable	(108,476)
Increase in prepaid expenses	(3,505)
Increase in accounts payable	46,707
Increase in accrued liabilities	2,875
Increase in shareholder loans	33,202
Net cash used in operating activities	(1,399)

Cash flows from investing activities
Purchases of furniture and equipment	(9,851)
Net cash used in investing activities	(9,851)

Cash flows from financing activities
Paid in capital	30,000
Loan to affiliate	(190,000)
Payments received on loan to affiliate	55,000
Proceeds from notes payable	200,000
Payments of notes payable	(55,000)
Net cash used in financing activities	40,000

Net decrease in cash and cash equivalents	28,750
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$28,750

Non-cash activities
Acquire intellectual properties and furniture and equipment	$585,000
Note payable given to acquire intellectual properties and furniture and equipment	$(440,000)
Stock given to acquire intellectual properties and furniture and equipment	$(145,000)